Exhibit 99.1

For immediate release:
Nov. 14, 2014

Media Contacts:	Investor Contact:
Bill Price	John O'Connor
1-973-443-2742 (o)	1-973-822-7088 (o)
william.price@zoetis.com	john.oconnor@zoetis.com

Elinore White
1-973-443-2835 (o)
elinore.y.white@zoetis.com

Zoetis Adopts One-Year Shareholder Rights Plan
FLORHAM PARK, N.J. – Nov. 14, 2014 – Zoetis Inc. (NYSE: ZTS) today announced that its Board of Directors has adopted a one-year shareholder rights plan (the “Plan”) and declared a dividend distribution of one preferred share purchase right (a “Right”) for each outstanding share of the Company’s common stock. The Plan will automatically expire on November 16, 2015, unless the Rights are earlier redeemed, exchanged or terminated.
The Plan is intended to protect shareholders and the Company from any attempt to take control of the Company that the Board of Directors determines is not in the best interest of shareholders and does not reflect the Company’s unique industry position and long term value. It is also designed to provide the Board sufficient time to make fully informed decisions in response to any open market or other accumulation of shares.
The Plan is not intended to prevent an offer to acquire the Company or any other business combination the Board may approve and, as such, may be amended, redeemed or terminated by the Board at any time prior to being triggered.

Under the Plan, the Company is issuing one Right for each current share of common stock outstanding at the close of business on November 24, 2014.  If the Rights become exercisable, each holder of a Right will be entitled to buy one one-thousandth of a share of preferred stock at an exercise price of $200, subject to adjustment as provided in the Plan. The Rights are not taxable to shareholders. Shareholders are not required to take any action to receive the Rights.

The Rights will be exercisable only if a person or group (an “Acquiring Person”) acquires 15% or more of Zoetis common stock. If a shareholder’s beneficial ownership of Zoetis common stock as of the time of this announcement of the Plan and associated dividend declaration is at or above 15% (including through entry into certain derivative positions), the Rights would become exercisable if at any time the shareholder increases its ownership percentage by .001% or more. In those situations, each holder of a Right (other than an Acquiring Person, whose Rights will become void and will not be exercisable) will be entitled to purchase a number of shares of Zoetis’ common stock for $200 that have a market value of twice the exercise price of the Right.

At any time prior to 10 business days following a public announcement that a person has become an Acquiring Person, the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.001 redemption price.

Details of the Plan will be communicated in a Form 8-K to be filed with the U.S. Securities and Exchange Commission.
About Zoetis
Zoetis (zô-EH-tis) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products and genetic tests and supported by a range of services. In 2013, the company generated annual revenue of $4.6 billion. With approximately 9,800 employees worldwide at the beginning of 2014, Zoetis has a local presence in approximately 70 countries, including 27 manufacturing facilities in 10 countries. Its products serve veterinarians, livestock producers and people who raise and care for farm and companion animals in 120 countries. For more information, visit www.zoetis.com.

DISCLOSURE NOTICES
Forward-Looking Statements:  This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, expectations regarding products, future use of cash and dividend payments, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

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